     All references to Chemical Bank, The Chase Manhattan Bank, N.A. or The Chase Manhattan Bank, (National Association) shall mean The Chase Manhattan Bank, a New York State chartered bank.

                         SHORT FORM TERM LOAN AGREEMENT
                            The Chase Manhattan Bank

     Loan Agreement dated _______________, 1997, among First Priority Group, Inc., a New York Corporation (having its principal place of business) (residing at) 51 East Bethpage Road, Plainview, NY 11803 ("Borrower") and guarantor(s) identified by their execution below ("Borrower" and "Guarantor(s)" collectively referred to hereafter as "the Obligors") and Chemical Bank, a New York banking corporation ("the Bank"). Borrower has applied to the Bank for a loan in the principal amount of $150,000 the proceeds of which shall be used for the purpose of purchase of office furniture and equipment ("the Loan"). The Bank has made the Loan upon the following terms and conditions:

     (1) The Note: Rate of Interest Manner of Repayment.

          a. The Loan shall bear interest at a variable per annum rate as follows: .5% above such rate of interest as is publicly announced by its principal office from time to time by Chemical Bank as its prime rate, but in no event higher than the maximum permitted under applicable law;

          b. Principal on the Loan shall be paid in 35 consecutive (monthly), (quarterly) installments of $4,167 each and a final installment in the amount of the remaining unpaid principal;

          c. The time, place and mode of payments and method of computing interest are described in the Promissory Note evidencing the Loan made substantially in the form of Exhibit A hereof; and

          d. Borrower shall have the right, upon three days written notice, to prepay the Loan without penalty in an amount equal to an installment (or multiple thereof) to be applied to installments in inverse order of maturity.

     (2) Representations and Warranties.

          In order to induce the Bank to enter into this Agreement and to make the Loan, each Obligor represents and warrants to the Bank that:

          a.   (As to each Obligor that is not an individual) it:

               (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation;

               (ii) is duly qualified and in good standing in every jurisdiction in which it presently engages in business and in which such qualification is required;

              (iii) has the power, authority and legal right to own, or lease and enjoy undisturbed, the assets of the business and engage in business as now conducted;

               (iv) has the power, authority and legal right to enter into and execute this Agreement, the Note, the Guaranty and any Security Agreement, Pledge Agreement, General Loan and Collateral Agreement or other agreements furnished in connection with the Loan; and

               (v) such Obligor has no subsidiaries or affiliates except those listed on Exhibit B hereof and in each instance it owns all of the outstanding stock of such subsidiaries.

Financial Statements
Accurate No Change

          b. All financial statements of such Obligor previously delivered to the Bank, whether or not in connection with this Loan, are complete, correct, present fairly the financial condition of that entity, reflect every liability (whether direct or contingent) and there has been no material adverse change in the financial condition of such Obligor since financial statements dated 3/31/96 (as to Borrower) and 3/31/96 (as to Guarantor);

Other Agreements

          c. This Agreement will not violate any other indenture or other agreement nor any law, order, rule or regulation of any government instrumentality applicable to such Obligor or by which its property is bound nor will it result in the creation or imposition of any other lien, except for those being created by any Security Agreement related hereto;

First Lien

          d. Any security interests created as Collateral for the Loan constitute valid, first and prior perfected liens in favor of the Bank;

Litigation

          e. There are no suits or proceedings pending or threatened against such Obligor or affecting any of its properties (of which such Obligor has any knowledge) except those disclosed and explained by letter of counsel annexed hereto as Exhibit C; whether or not a letter of Borrower's counsel is required for this purpose, the Bank shall have received, on or immediately prior to the date of this Agreement, the favorable written opinion of Borrower's counsel addressed to the Bank confirming the accuracy of the representations and warranties set forth in Sections 2(a), (c) and (d) hereof;


Taxes

          f. Federal Income Tax returns of such Obligor have filed audited through 12/31/95 (as to Borrower) and 12/31/95 (as to Guarantor) and deficiencies (if any) resulting from such examinations have been reserved against or discharged. Additionally, such Obligor has filed all required Federal, state and local returns, including those for corporate franchise taxes, and has paid all taxes or assessments due thereon;

ERISA

          g. Such Obligor, if required, is in compliance in every material respect with the applicable provisions of the Employee Retirement Income Security Act of 1974 ("ERISA") and regulations or published interpretations thereof and has not had a Reportable Event occur with respect to any Plan as defined in ERISA; and

Federal Reserve Regulations

          h. Such Obligor is not engaged principally in nor has as an important activity in the business of extending credit for the purpose of purchasing or carrying "margin stock" (as defined in Regulation U of the Board of Governors of the Federal Reserve System) nor will any part of the proceeds of this Loan be used, now or ultimately, to purchase or carry such stock or extend such credit or violate in any way Regulations G, T, U or X of such Board of Governors.

     (3) Affirmative Covenants.

          Each Corporate Obligor (that is not an individual) covenants and agrees that, from the date hereof until the full satisfaction of the obligations under this Agreement and the Note:

Corporate Existence and Properties

          a. It shall preserve, protect, renew and keep in full force and effect its existence, rights, licenses, permits, patents, trademarks, trade names and franchises; comply with all laws and regulations applicable to it; not materially alter the nature or scope of business as presently conducted by it and preserve, repair and maintain all property utilized in the conduct of its business;

Insurance

          b. Maintain insurance with financially sound insurers on its properties against such risks as fire, public liability, lack of fidelity by its employees all as is customary with companies in similar businesses or as reasonably required by the Bank;

Financial Statements


          c.   Furnish to the Bank the following financial information:

               (i) not later than 90 days after the end of its fiscal year its balance sheet (or, in the case of a corporate Obligor having subsidiaries, consolidated and consolidating balance sheets) and statement of income and sources and uses of funds (or consolidated, etc.) prepared in accordance with generally accepted accounting principles consistently applied and certified in a manner satisfactory to the Bank by independent certified public accountants acceptable to the Bank;

               (ii) not later than 45 days after the end of each fiscal quarter balance sheets and statements of income similar to those above; their accuracy certified in a manner satisfactory to the Bank by the chief financial officer; and

              (iii) with each set of statements described above the certificate of the chief financial officer that no event exists which alone or with notice, the passage of time, or both, would constitute an Event of Default has occurred.

Access to Premises and Records

          d. Upon written request, the Bank's representatives shall be permitted access to any or all of such Obligor's properties and financial records, to make extracts from such records and to discuss the business, finances and affairs with its officers;

Notices

          e.   It shall promptly give written notice to the Bank of:

ERISA

               (i) the details of any Reportable Event as defined in ERISA which has occurred;

Events of Default

               (ii) the occurrence of any event which alone or with notice, the passage of time or both, would constitute an Event of Default;

Litigation

              (iii) the commencement of any proceeding or litigation which, if adversely determined, would adversely affect its financial condition or ability to conduct business; or

Additional Guarantors


               (iv) the formation of any subsidiary or affiliate of Borrower or any corporate Obligor after the date of this Agreement.

          Each individual Obligor covenants and agrees from the date hereof until the full satisfaction of the obligations under this Agreement and the Note:

          f. To give written notice to the Bank promptly of any event referred to in Section 3(e)(ii) or (iii); and

          g. To furnish to the Bank promptly after the conclusion of each calendar year personal financial statements of the type and in the equivalent detail of those furnished to the Bank on or prior to the date hereof.

          *Refer to Rider attached hereto for Additional Affirmative Covenants

     (4) Negative Covenants.

          Each Obligor that is not an individual covenants and agrees that, from the date hereof until the full satisfaction of obligations under this Agreement and the Note, it will not without the Bank's prior written consent:

Indebtedness

          a. Create, incur or assume any indebtedness for borrowed money other than:

               (i) that provided under this Agreement or otherwise consented to by the Bank;

               (ii) that owing on the date hereof and scheduled on Exhibit D;
                    and


              (iii) that which is subordinated to indebtedness due the Bank on terms satisfactory to the Bank ("Approved Subordinated
                    Debt").

              Refer to Rider attached hereto

Liens

          b. Create, incur or permit to exist against any of its properties or assets, real or personal, tangible or intangible, now owned or hereafter acquired, any mortgage or other lien or encumbrance, except:

               (i) deposits or pledges relating to the payment of Workman's Compensation, Unemployment Insurance, old age pension or other Social Security;


               (ii) deposits or pledges relating to the performance of bids, tenders, contracts or leases;

              (iii) deposits or pledges relating to statutory obligations and surety or appeal bonds necessary to the continuance of the business in the ordinary course;

               (iv) liens for taxes not delinquent or being contested in good faith and by appropriate proceedings; and

               (v) purchase money mortgages or other purchase money liens upon property hereafter acquired, not exceeding in amount ______% of the purchase price of property so encumbered, or $20,000 in the aggregate during the term of this Agreement.

Contingent Obligations

          c. Assume, guarantee, endorse or otherwise become directly or contingently liable for the obligations of any other person except for the Guaranty in connection with this Agreement and the endorsement of negotiable instruments for deposit or collection in the ordinary course of business;

          intentionally omitted

Asset Sale

          d. Sell, transfer, lease, sell and thereafter enter into an arrangement with the buyer to rent or lease back all or any substantial part of its properties or assets;

Merger

          e. Consolidate with or merge into any other corporation, or permit another corporation to merge into it, or acquire all or substantially all of the properties or assets of any other Person ("Person" is defined as natural persons, corporations, business trust associations, companies and partnerships);

Note/Accounts Sale

          f. Sell, assign, discount or otherwise dispose of any of its notes or accounts receivable except for collection in the ordinary course of business;

Loans

          g.   Make loans or advances to any other Person;

Investments

          h. Purchase or make any investment in the stock, securities or evidences of indebtedness of any other Person except:


                 (i) a Guarantor;

                (ii) the United States Government and its agencies; and

               (iii) Certificates of Deposit of domestic banks having capital and surplus in excess of $100,000,000.

Current Ratio

          i. Permit the ratio of Consolidated Current Assets to Consolidated Current Liabilities at any time to be less than 1.0:1.0;

Debt: Worth

          j. Permit the ratio of Consolidated Total Liabilities to Consolidated Tangible Net Worth at any time to exceed 2.75:1.00 thereafter. ("Total Liabilities" is defined as all liabilities which would properly appear on the liability side of a balance sheet, other than capital stock, capital surplus, retained earnings, minority interest, deferred credits, Approved Subordinated Debt, and contingency reserves, under generally accepted accounting principles).

          *    Refer to Rider attached hereto for Additional Negative Covenants

Agreement of Individual Guarantor(s)

     (5) Each Individual Guarantor agrees:

          a. To execute in favor of and in form satisfactory to the Bank, a subordination of any present or future indebtedness of Borrower to such Guarantor;

          b. To execute a guaranty of payment of Borrower's obligations hereunder to the Bank; and

          c. To notify the Bank of any material adverse change in the financial condition of Obligors as and when Guarantor shall acquire knowledge thereof.

     (6) Events of Default.

          In case of the happening of any of the following events ("Events of Default"):

          a. any representation or warranty made herein, in any Security Agreement, Pledge Agreement or General Loan and Collateral Agreement or in any other instrument, agreement or certificate furnished in connection with any of the foregoing shall prove false or misleading in any material respect;


          b.   any occurrence delineated in the Note as an Event of Default;

          c. any occurrence delineated in the Security Agreement or any other Loan Document as an Event of Default;

          d. Any Obligor shall default in the due observance or performance of any negative covenant contained in this Agreement or any Security Agreement or any other Loan Document;

          e. Any Obligor shall default in the due observance or performance of any covenant, condition or agreement (other than those referred to in sections (b) and (d) immediately above) contained in this Agreement or any Security Agreement to which it is a party and such default shall continue unremedied for 10 days after notice from the Bank of such default demanding that it be cured;

          f. A Reportable Event shall have occurred with respect to any Plan as defined in ERISA and (i) the Bank has notified the affected Obligor in writing that it has determined that such Reportable Event constitutes reasonable grounds for termination of such Plan by the Pension Benefit Guaranty Corporation or the appointment of a trustee, to administer the Plan, by an appropriate U.S. District Court or (ii) such termination proceedings are commenced or such appointment occurs;

          then, the Note at Bank's option (except for bankruptcy which is automatic) shall be immediately due and payable in full, both as to principal and interest, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything contained herein, in the Note, in the Security Agreement or elsewhere to the contrary notwithstanding.

          *Refer to Rider attached hereto for Additional Events of Default

     (7) Miscellaneous.

Expenses

          a. The Borrower will pay all out-of-pocket losses, costs and expenses incurred by the Bank in connection with the Loan hereunder, the enforcement of any provision of this Agreement, or any Note or the collection of any amount due hereunder or thereunder including but not limited to, the reasonable fees and disbursements of counsel to the Bank incurred in the course of so enforcing such rights.

No Waiver

          b. No failure or delay by the Bank in exercising any right, power or remedy hereunder upon a breach hereof shall constitute a waiver of any such term, condition, covenant, agreement, right, power of Bank from exercising any such rights, power or remedy at any later time or times.


Additional Provisions

          c. The Rider annexed hereto shall constitute an integral part of this Short Form Term Loan Agreement.

          d.   The parties hereto WAIVE RIGHT TO JURY TRIAL.

Amendments

          d. The Bank shall not be deemed to have waived any of the terms, agreements, conditions and covenants hereof, except by a writing signed by an officer of the Bank and delivered to the Borrower. This Agreement may be amended by a supplemental Agreement setting forth such amendment or amendments when properly executed by all the parties to this Agreement.

GAAP

          e. All accounting terms used herein shall have the meaning assigned to them by generally accepted accounting principles, unless otherwise defined.

Law Governing

          f. This Agreement and all rights hereunder, shall be governed by the laws of the State of New York and applicable laws of the United States and shall be binding upon the Obligors, their heirs, executors, administrators, successors and assigns and shall inure to the benefit of the Bank, its successors and assigns. The obligations and conditions of this Agreement shall continue until all indebtedness and liability of the Obligors to the Bank hereunder has been paid and satisfied in full.

All references to Chemical Bank, The Chase Manhattan Bank, N.A. or The Chase Manhattan Bank, (National Association) shall mean The Chase Manhattan Bank, a New York State chartered bank.

First Priority Group, Inc.

By: /s/
    ---------------------------------
Name:

Title: Co-chairman, Co-CEO
       ------------------------------
-------------------------------------
Guarantor
National Fleet Service, Inc.

/s/
--------------------------------------
Name:

Title:



Accepted:
CHEMICAL BANK


By:________________________________________

RIDER TO SHORT FORM TERM LOAN AGREEMENT (the "Loan Agreement") dated _________, 1997 among First Priority Group, Inc., a N.Y. corporation (the "Borrower"), the guarantors identified by their execution below (National Fleet Service, Inc. referred to as the "Corporate Guarantor") (the "Guarantor") (the Borrower and the Guarantor collectively, the "Obligors") and THE CHASE MANHATTAN BANK, a New York banking corporation (the "Bank"). Capitalized terms used herein shall have the meaning given to them in the Loan Agreement. The Loan Agreement, as amended hereby, shall constitute the Loan Agreement or the Agreement, as the case may be, referred to in all loan documents.

I. ADDITIONAL AFFIRMATIVE COVENANTS

Taxes:               (3)h.  It shall promptly (i) pay all indebtedness and
                            obligations as and when due and payable and (ii) pay and discharge all taxes, assessments and governmental charges which, if unpaid, might become a lien or charge upon any of its properties.

II. ADDITIONAL NEGATIVE COVENANTS

Indebtedness:        (4)a.  (iv) indebtedness owing to the Bank; and
                            (v) trade payables incurred in the ordinary course of business.

Liens:               (4)b.  (vi) liens granted in favor of the Bank; and
                            (vii) liens existing on the date hereof and scheduled satisfactory to the Bank on Exhibit C, such liens not be renewed or rescheduled.

Asset Sale:          (4)d.  Sell, transfer, lease, or otherwise dispose of its
                            assets, except in the normal course of business, or sell and thereafter enter into an arrangement with the buyer to rent or lease back all or any substantial part of its properties or assets.

Investments:         (4)h.  (iv) money market funds with assets of
                            $2,500,000,000 or more.

Net Loss:            (4)m.  Permit the Borrower and its subsidiaries, on a
                            consolidated basis, to incur a net loss for any fiscal year.

Debt Service
Coverage Ratio:      (4)n.  Permit the Consolidated Debt Service Coverage Ratio

                            of the Borrower and its subsidiaries to be less than
                            1.25 to 1.00 at any time.

                            "Consolidated Debt Service Coverage Ratio" shall be defined as the ratio of (i) net income (excluding extraordinary gains and including extraordinary losses) plus depreciation, plus amortization of intangibles, plus interest expense, minus unfunded capital expenditures minus cash dividends, distributions and withdrawals to (ii) interest expense plus the current portion of long term indebtedness of the Borrower and its subsidiaries. All categories of the Consolidated Debt Service Coverage Ratio shall be measured over the prior four
                            (4) fiscal quarters with the exception of the current portion of long term indebtedness which shall be measured over the future four (4) fiscal quarters and all such categories shall be measured on a consolidated basis incorporating the Borrower and its subsidiaries."

Fiscal Year End:     (4)o.  Change its fiscal year end from 12/31.


Transactions with
Affiliates:          (4)p.  Enter into any transaction, including, without
                            limitation, the purchase, sale or exchange of any property or the rendering of any service with any affiliate, except in the ordinary course of business and so long as such transactions are not less favorable to the Borrower or any Corporate Guarantor than would be obtained in a comparable arm's length transaction with a person that is not an affiliate.

III. ADDITIONAL EVENTS OF DEFAULT

                     (6)g. Default with respect to any indebtedness for borrowed money or capitalized leases (other than the Note) of the Borrower or any other Obligor or default with respect to the performance of any other obligation of the Borrower or any other Obligor incurred in connection with any indebtedness for borrowed money or capitalized leases if the effect of such default is to accelerate the maturity of such indebtedness or capitalized lease, or to permit the holder thereof to cause such indebtedness or capitalized leases to become due prior to its stated maturity (with or without the passage of time, giving of notice, or both), or any such indebtedness or capitalized leases shall not be paid when due (Cross Default);

                     (6)h. Barry Siegel and Michael Karpoff and Leonard Giarraputo and Frances Giarraputo shall cease to own in the aggregate at least 20% of the outstanding voting stock of the Borrower at any time;

                     (6)i. Barry Siegel or Michael Karpoff shall cease to manage or operate or be actively involved in the day to day operations of the Borrower; or

                     (6)j. Any Guaranty of any Guarantor or Security Agreement shall cease to be in full force and effect or shall be declared to be null and void or the validity or enforceability thereof shall be contested by any Guarantor or pledgor or such party shall deny that it has any further liability to the Bank with respect thereto;

                     (6)k. The Borrower or any Guarantor shall (i) apply for or consent to the appointment of a receiver, trustee or liquidator of its or of all of its property, (ii) admit in writing its inability to pay debts as they mature, (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated bankrupt or insolvent, (v) adopt a resolution for its liquidation, (vi) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or other statute analogous in purpose or effect, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law or if action shall be taken by it for the purpose of effecting any of the foregoing or (vii) be the subject of an involuntary proceeding with respect to any of the foregoing, which continues undismissed for 60 days or an order, judgment or decree approving same continues unstayed and in effect for 60 days; or

                     (6)l. Final judgment or judgments for the payment of money in excess of an aggregate of $50,000 shall be rendered against the Borrower or any Guarantor and the same shall be uninsured against (by a licensed insurance company), and remain undischarged and unbonded for a period in excess of 60 days;

IV. MISCELLANEOUS/ADDITIONAL PROVISIONS

     Miscellaneous: (a) The Borrower and each of the Guarantors covenant and agree that, from the date hereof until the full satisfaction of the obligations hereunder and under the Note: It shall comply with the requirements of all Federal, state and local laws, ordinances, rules, regulations or policies governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of hazardous materials, provide to the Bank all documentation in connection with such compliance that the Bank may reasonably request, and defend, indemnify, and hold harmless the Bank, its employees, agents, officers, and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs, or expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way related to, (i) the presence, disposal, release, or threatened release of any hazardous materials on any property at any time owned or occupied by the Borrower, its subsidiaries or any of the Guarantors; (ii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such hazardous materials; (iii) any lawsuit brought or threatened, settlement reached, or governmental order relating to such hazardous materials, and/or (iv) any violation of laws, orders, regulations, requirements, or demands of government authorities, or any policies or requirements of the Bank, which are based upon or in any way related to such hazardous materials including, without limitation, attorney and consultant fees, investigation and laboratory fees, court costs, and litigation expenses. (b) The Borrower and each of the Guarantors represent and warrant that, as of the date hereof, each is in full compliance with all of the above described laws, ordinances, rules, regulations and policies.

     Notices: Notices, consents and other communications provided for herein shall be in writing and may be either mailed or delivered (which shall include telex or facsimile communication). Any notice shall be conclusively deemed to have been received by a party hereto and to be effective on the day on which delivered (either by hand or by telex, telecopier or other telegraphic communications equipment, with receipt confirmed) to such party at its address set forth below (or at such other address as such party shall specify to the other parties hereto in writing) or, if sent by registered mail, on the fifth business day after the day on which mailed, addressed to such party at such address: (i) if to the Borrower or the Corporate Guarantor, at 51 East Bethpage Road, Plainview, NY 11803, (iii) if to the Bank, at The Chase Manhattan Bank, 50 Charles Lindbergh Boulevard, Uniondale, N.Y. 11553, Attention: Barbara Lemman Account Officer.

                                            First Priority Group, Inc.

                                            By:/s/Barry Siegel
                                               ---------------------------

                                            Name: Barry Siegel
                                            Title: Co-Chairman, Co-CEO

                                    EXIBIT B


                           SUBSIDIARIES AND AFFILIATES



NATIONAL FLEET SERVICE, INC.

                                    EXIBIT C

                                   LITIGATION

NONE.

                                    EXIBIT D

                                  INDEBTEDNESS



CHASE MANHATTAN BANK

         CREDIT LINE $1 MILLION

                                    EXIBIT E

                                      LIENS

CHASE MANHATTAN BANK